Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2013 First Quarter;

Company Affirms Fiscal 2013 Guidance

DALLAS (February 6, 2013)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2013 first quarter ended December 31, 2012.

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Fiscal 2013 first quarter consolidated results, excluding net unrealized margins were $67.7 million, or $0.74 per diluted share, compared with results, excluding net unrealized margins of $55.5 million, or $0.61 per diluted share in the prior-year quarter.

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After including noncash, unrealized net gains of $12.8 million, or $0.14 per diluted share, fiscal 2013 first quarter net income was $80.5 million, or $0.88 per diluted share. Net income was $68.5 million, or $0.75 per diluted share in the prior-year quarter, after including unrealized net gains of $13.0 million or $0.14 per diluted share.

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Net income from discontinued operations was $3.1 million, or $0.03 per diluted share for the three months ended December 31, 2012, compared with $6.1 million, or $0.07 per diluted share in the prior-year quarter.

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Atmos Energy expects fiscal 2013 earnings to be at the higher end of the previously announced guidance range of $2.40 and $2.50 per diluted share, excluding unrealized margins and the gain on the sale of the company’s Georgia operations.

“Constructive rate outcomes in a number of our jurisdictions and changes in rate design in our Mid-Tex and West Texas Divisions have further enhanced the stability and predictability of our regulated earnings stream, as well as provided greater certainty for our customers, whose gas service costs will be spread more evenly over the year,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation.

Results for the Quarter Ended December 31, 2012

Natural gas distribution gross profit, excluding discontinued operations, decreased $4.0 million to $279.6 million for the first quarter of fiscal 2013, compared with $283.6 million in the prior-year quarter. The decrease in gross profit was primarily due to a $4.6 million net decrease in rate adjustments due largely to the rate design changes ordered in the recent Mid-Tex and West Texas Divisions rate cases. The new rate design includes an increase in the monthly base customer charge and a decrease in the commodity charge applied to consumption. As a result, margins earned during the first and second fiscal quarters are expected to be lower than in previous periods, while margins in the third and fourth fiscal quarters are expected to be higher than in previous periods. Additionally, revenue-related taxes decreased about $2.7 million, primarily due to lower revenues in both the Mid-Tex and West Texas Divisions. These decreases were partially offset by a $2.4 million increase from colder weather, primarily in the Mid-Tex Division.

Regulated transmission and storage gross profit increased $3.9 million to $60.7 million for the quarter ended December 31, 2012, compared with $56.8 million in the prior-year quarter. This increase is primarily the result of increased revenue from the Gas Reliability Infrastructure Program (GRIP) filing that became effective in April 2012.

Nonregulated gross profit increased $7.1 million to $22.5 million for the first quarter of fiscal 2013, compared with $15.4 million for the prior-year quarter. Realized margins for gas delivery, storage and transportation services and other services decreased $0.7 million quarter-over-quarter, primarily due to a seven percent decrease in consolidated sales volumes, which was largely attributable to warmer weather. Asset optimization margins increased $6.5 million from the prior-year quarter, primarily due to smaller losses incurred from the settlement of financial positions, partially offset by higher storage demand fees. Additionally, realized asset optimization margins in the prior-year quarter included a $1.7 million charge to write down to market certain natural gas inventory that no longer qualified for fair value hedge accounting.

Consolidated operation and maintenance expense, excluding discontinued operations, for the first quarter of fiscal 2013, was $106.5 million, compared with $114.6 million for the prior-year quarter. The $8.1 million quarter-over-quarter decrease resulted primarily from the establishment of regulatory assets for $3.0 million of certain current-quarter costs, a $2.9 million decrease in legal costs and a $1.1 million decrease due to increased capital spending in the current quarter.

Interest charges for the first quarter of fiscal 2013 were $30.5 million, compared with $35.7 million for the prior-year quarter. The $5.2 million quarter-over-quarter decrease resulted primarily from interest capitalized related to Rule 8.209 spending in the current quarter and the early redemption of the 5.125% $250 million senior notes due January 2013, with funds borrowed under a $260 million short-term debt facility in August 2012.

The debt capitalization ratio at December 31, 2012, was 53.5 percent, compared with 51.7 percent at September 30, 2012 and 53.4 percent at December 31, 2011. At December 31, 2012, there was $830.9 million of short-term debt outstanding, compared with $570.9 million at September 30, 2012 and $390.0 million at December 31, 2011. The short-term debt balance at December 31, 2012 included $260 million outstanding under a short-term facility used to redeem the 5.125% $250 million senior notes in August 2012.

For the quarter ended December 31, 2012, the company generated $29.9 million in operating cash flow, a $45.1 million increase compared with the quarter ended December 31, 2011. The increase primarily reflects the timing of customer collections and vendor payments, as well as the effect of a decrease in the amount of cash used to inject gas into storage, primarily in the company’s nonregulated segment.

Capital expenditures increased to $190.0 million for the quarter ended December 31, 2012, compared with $154.4 million in the prior-year quarter. The $35.6 million increase primarily reflects Rule 8.209 spending in the Mid-Tex Division of the natural gas distribution segment and for the Line W and Line WX pipeline expansion projects in the regulated transmission and storage segment.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy expects fiscal 2013 earnings to be at the higher end of the previously announced range of $2.40 to $2.50 per diluted share, excluding unrealized margins and the gain on the sale of the company’s Georgia operations. Net income from regulated operations is expected to be in the range of $211 million to $219 million, while net income from nonregulated operations is expected to be in the range of $9 million to $11 million. Capital expenditures for fiscal 2013 are expected to range between $770 million to $790 million.

Conference Call to be Webcast February 7, 2013

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2013 first quarter on Thursday, February 7, 2013, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Atmos Energy Completes Successful Senior Note Offering

On January 11, 2013, Atmos Energy completed the public offering of $500 million 4.15% Senior Notes due 2043. The company used approximately $494 million of net proceeds from this offering to repay a total of $260 million borrowed under a short-term financing facility that was scheduled to mature on February 1, 2013 and for general corporate purposes, including the repayment of working capital borrowings pursuant to the company’s commercial paper program.

Charles K. Vaughan Retires from Board of Directors

On January 3, 2013, Atmos Energy announced that Charles K. Vaughan had retired from the company’s board of directors, effective December 27, 2012. Subsequent to his retirement, the board appointed Vaughan as an honorary director, effective January 1, 2013.

Amendment of Credit Facility

On December 7, 2012, Atmos Energy amended the company’s existing $750 million revolving credit agreement, primarily to increase the lenders’ commitment from $750 million to $950 million, while retaining the accordion feature that would allow an increase in commitments up to $1.2 billion and allow the company to obtain same-day funding on base rate loans.

Termination of Atmos Energy Marketing Credit Agreement

On December 5, 2012, Atmos Energy Marketing, LLC (AEM), an indirect wholly-owned subsidiary of the company, terminated its $200 million committed and secured credit facility, which was due to expire on December 3, 2014.

Railroad Commission of Texas Issues Final Order

On December 4, 2012, the Railroad Commission of Texas (RRC) issued a final order in the rate case for the Mid-Tex Division (Division) of Atmos Energy. The order authorized an increase in annual margin of about $29.6 million and a net decrease in annual depreciation rates of approximately $13.0 million, generating a net increase in the Division’s annual operating income of about $42.6 million. The order also authorized a return on equity of 10.5 percent, a rate base of $1.513 billion and an increase in the monthly residential customer charge to $17.70. The new rates went into effect January 1, 2013.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in nine states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31		Percentage
(000s except per share)	2012	2011	Change
Gross Profit:
Natural gas distribution segment	$279,631	$283,595	(1)%
Regulated transmission and storage segment	60,681	56,759	7%
Nonregulated segment	22,459	15,405	46%
Intersegment eliminations	(409)	(367)	(11)%

Gross profit	362,362	355,392	2%

Operation and maintenance expense	106,527	114,644	(7)%
Depreciation and amortization	59,579	58,366	2%
Taxes, other than income	41,334	42,911	(4)%

Total operating expenses	207,440	215,921	(4)%

Operating income	154,922	139,471	11%

Miscellaneous income (expense)	698	(2,016)	135%
Interest charges	30,522	35,726	(15)%

Income from continuing operations before income taxes	125,098	101,729	23%
Income tax expense	47,750	39,345	21%

Income from continuing operations	77,348	62,384	24%

Income from discontinued operations, net of tax	3,117	6,123	(49)%

Net income	$80,465	$68,507	17%

Basic earnings per share
Income per share from continuing operations	$0.85	$0.68
Income per share from discontinued operations	0.04	0.07

Net income per share – basic	$0.89	$0.75

Diluted earnings per share
Income per share from continuing operations	$0.85	$0.68
Income per share from discontinued operations	0.03	0.07

Net income per share – diluted	$0.88	$0.75

Cash dividends per share	$0.350	$0.345

Weighted average shares outstanding:
Basic	90,359	90,254
Diluted	91,309	90,546

	Three Months Ended December 31		Percentage
Summary Net Income (Loss) by Segment (000s)	2012	2011	Change
Natural gas distribution – continuing operations	$53,093	$44,501	19%
Natural gas distribution – discontinued operations	3,117	6,123	(49)%
Regulated transmission and storage	16,105	13,414	20%
Nonregulated	(4,603)	(8,501)	46%
Unrealized margins, net of tax	12,753	12,970	(2)%

Consolidated net income	$80,465	$68,507	17%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Discontinued Operations (000s)	Three Months Ended December 31
	2012	2011
Operating revenues	$16,284	$40,630
Purchased gas cost	8,967	24,640

Gross profit	7,317	15,990

Operating expenses	2,820	6,728

Operating income	4,497	9,262
Other nonoperating income	348	377

Income from discontinued operations before income taxes	4,845	9,639
Income tax expense	1,728	3,516

Net income from discontinued operations	$3,117	$6,123

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets (000s)	December 31, 2012	September 30, 2012
Net property, plant and equipment	$5,595,294	$5,475,604

Cash and cash equivalents	124,601	64,239
Accounts receivable, net	500,863	234,526
Gas stored underground	274,126	256,415
Other current assets	265,044	272,782

Total current assets	1,164,634	827,962

Goodwill and intangible assets	740,836	740,847
Deferred charges and other assets	463,454	451,262

	$7,964,218	$7,495,675

Shareholders’ equity	$2,424,005	$2,359,243
Long-term debt	1,956,376	1,956,305

Total capitalization	4,380,381	4,315,548

Accounts payable and accrued liabilities	367,312	215,229
Other current liabilities	446,717	489,665
Short-term debt	830,891	570,929
Current maturities of long-term debt	131	131

Total current liabilities	1,645,051	1,275,954

Deferred income taxes	1,066,273	1,015,083
Deferred credits and other liabilities	872,513	889,090

	$7,964,218	$7,495,675

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2012	2011
Cash flows from operating activities

Net income	$80,465	$68,507
Depreciation and amortization	60,628	60,811
Deferred income taxes	45,951	40,042
Other	3,242	4,692
Changes in assets and liabilities	(160,428)	(189,343)

Net cash provided (used) by operating activities	29,858	(15,291)

Cash flows from investing activities

Capital expenditures	(190,027)	(154,394)
Other, net	(1,273)	(1,080)

Net cash used in investing activities	(191,300)	(155,474)

Cash flows from financing activities

Net increase in short-term debt	256,933	173,905
Repayment of long-term debt	—	(2,303)
Cash dividends paid	(31,992)	(31,517)
Repurchase of common stock	—	(12,535)
Repurchase of equity awards	(3,124)	(3,120)
Issuance of common stock	(13)	76

Net cash provided by financing activities	221,804	124,506

Net increase (decrease) in cash and cash equivalents	60,362	(46,259)
Cash and cash equivalents at beginning of period	64,239	131,419

Cash and cash equivalents at end of period	$124,601	$85,160

	Three Months Ended December 31
Statistics, including discontinued operations	2012	2011
Consolidated natural gas distribution throughput (MMcf as metered)	113,699	121,748
Consolidated regulated transmission and storage transportation volumes (MMcf)	108,743	105,037
Consolidated nonregulated delivered gas sales volumes (MMcf)	84,718	90,870
Natural gas distribution meters in service	3,137,298	3,203,008
Natural gas distribution average cost of gas	$4.93	$4.78
Nonregulated net physical position (Bcf)	25.8	35.6

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